Exhibit 99.1

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

 News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Joel Cunningham, Media Relations
(630) 218-7364	(630) 218-8000 x4897
benchelt@inlandrealestate.com	cunningham@inlandgroup.com

Inland Real Estate Corporation

Prices Public Offering of 8.125% Series A

Cumulative Redeemable Preferred Stock

OAK BROOK, Ill. (September 29, 2011) — Inland Real Estate Corporation (NYSE: IRC) today announced that it has priced an underwritten public offering of 2,000,000 shares of its 8.125% Series A Cumulative Redeemable Preferred Stock (Series A Preferred Stock) at a public offering price of $25.00 per share, for net proceeds of approximately $48.4 million, after deducting the underwriting discount but before expenses.  The Company has granted to the underwriters a 30-day option to purchase up to an additional 300,000 shares of Series A Preferred Stock from the Company at the public offering price, less the underwriting discount, to cover over-allotments, if any.  The Company is conducting the offering pursuant to an effective registration statement under the Securities Act of 1933.

The Company intends to use the net proceeds of the offering to purchase additional properties to be owned by the Company or one or more of its joint ventures and for general corporate purposes, including the possible repayment of indebtedness, which may include repurchasing the Company’s 4.625% convertible notes due 2026 and repaying amounts outstanding on the Company’s line of credit, as described under “Use of Proceeds” in the prospectus supplement for the offering.

The offering, which is subject to customary closing conditions, is expected to close on October 6, 2011.

The Company intends to file an application to list the Series A Preferred Stock on the New York Stock Exchange under the symbol ‘‘IRCPrA.’’ If listing is approved, the Company expects trading to commence within 30 days after initial delivery of the shares of Series A Preferred Stock.

Wells Fargo Securities and BofA Merrill Lynch are acting as joint book-running managers for the offering. BMO Capital Markets and KeyBanc Capital Markets are acting as senior co-managers for the offering, and Deutsche Bank Securities, Janney Montgomery Scott and Macquarie Capital are acting as co-managers for the offering.

The offering is being made solely by means of a prospectus supplement and accompanying prospectus filed with the Securities and Exchange Commission. Copies of the prospectus supplement and the accompanying prospectus may be obtained for free at the Securities and Exchange Commission’s website at http://www.sec.gov or by calling Wells Fargo Securities toll-free at 1-800-326-5897 or BofA Merrill Lynch toll-free at 1-800-294-1322.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns and operates neighborhood, community, power and lifestyle retail centers and single tenant properties.  As of June 30, 2011, the Company owned interests in 163 investment properties, including 29 owned through its unconsolidated joint ventures, which properties are located primarily in the Midwestern United States.  Additional information on Inland Real Estate Corporation is available at http://www.inlandrealestate.com.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995.These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements herein due to numerous risks and uncertainties. See ‘‘Risk Factors’’ beginning on page S-10 of the prospectus supplement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K for a more complete discussion of these risks and uncertainties.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.